UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2004

Dana Corporation

(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 535-4500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Signatures

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On December 13, 2004, the Board of Directors (the “Board”) of Dana Corporation (“Dana”) elected Richard M. Gabrys as a director of the company and appointed him to serve on the Audit and Finance Committees of the Board.

     Mr. Gabrys retired as Vice Chairman of Deloitte & Touche LLP in May 2004. Deloitte & Touche LLP is a U.S. member firm of the global organization Deloitte Touche Tohmatsu (collectively, “Deloitte”). Deloitte & Touche LLP and other Deloitte member firms performed non-audit services for Dana and its consolidated subsidiaries in the United States and Canada in 2004 and 2003. These services included advising on claims for tax incentives, consulting on tax software programs and training related to internal controls. The fees paid for such services were approximately $3 million in 2004 and $1.7 million in 2003. Deloitte member firms also performed audit and audit-related services for certain consolidated Dana subsidiaries in the Asia-Pacific region in 2004 and 2003. The fees paid for such services were approximately $400,000 in 2004 and $200,000 in 2003. Mr. Gabrys did not personally perform any of the services. Dana expects to continue to use Deloitte Touche LLP and other Deloitte member firms to perform services for Dana and its subsidiaries in 2005, but at this time has not determined the engagements and fees for next year.

     The Board has considered the services performed by and fees paid to the Deloitte member firms in 2004 and 2003, and determined that Mr. Gabrys does not have a material relationship with Dana and that he is an “independent director” as defined in Section 303A of the Listed Company Manual of the New York Stock Exchange ("the Exchange") and in Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended.

     In connection with his election as a Dana director, Mr. Gabrys advised the Board that if his service as a director would cause Dana’s management to preclude the Deloitte member firms from competing for various service opportunities under the independence rules of the Exchange, this could result in his ultimate resignation from the Board.

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Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation (Registrant)
Date: December 17, 2004	By:	/s/ Michael L. DeBacker
		Name:	Michael L. DeBacker
		Title:	Vice President, General Counsel and Secretary

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